UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2019

HARROW HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12264 El Camino Real, Suite 350
San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4040

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 1, 2019, Harrow Health, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Elle Pharmaceutical, LLC (“Elle”), where the Company acquired intellectual property and related rights from Elle to develop, formulate, make, sell, and sub-license lidocaine-based gel formulations (collectively, the “Products”). As consideration, the Company agreed to pay Elle twenty-five thousand dollars ($25,000) at the time of signing the Asset Purchase Agreement and make royalty payments to Elle up to seven and a half percent (7.5%) of net sales of the Products as compounded drug formulations.

In connection with the Asset Purchase Agreement, the Company assigned the Products to its subsidiary, Mayfield Pharmaceuticals, Inc. (“Mayfield”), and Mayfield entered into a separate Royalty Agreement with Elle (the “Royalty Agreement”). Pursuant to the terms of the Royalty Agreement, Mayfield, is required to make royalty payments to Elle up to seven and a half percent (7.5%) of net sales of the Products as commercially available drugs (e.g. a market approved drug via the U.S. Food and Drug Administration 505(b)(2) pathway), while any patent rights remain outstanding, as well as other conditions. In addition, Mayfield agreed to pay Elle one-hundred-seventy-five thousand dollars ($175,000) upon Mayfield receiving third-party financing equal to or greater than ten million dollars ($10,000,000) of gross proceeds. In connection with the Asset Purchase Agreement and Royalty Agreement Mayfield issued to Elle one million shares (1,000,000) of its common stock.

The foregoing is only a brief description of the material terms of the Asset Purchase Agreement and Royalty Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARROW HEALTH, INC.

Dated: February 7, 2019	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	Chief Financial Officer